Exhibit 10.51

SECURITY AGREEMENT

1. Debtor. The Debtor under this Agreement is                              [insert name of Project LLC here], a Wisconsin limited liability company. Debtor’s address is c/o CareView Communications Inc., 405 Highway 121, Suite B-240, Lewisville, TX 75067, Attn: Samuel Greco.

2. Secured Party. The Secured Party under this Agreement is Rockwell Holdings I, LLC, a Wisconsin limited liability company. Secured Party’s address is c/o Matthew Bluhm, 1418 North Lake Shore Drive, Suite 29, Chicago, IL 60610.

3. Grant. Debtor hereby grants to Secured Party a security interest in the property described in Section 4 below (the “Collateral”) to secure full and prompt payment and performance of any and all of the obligations (the “Obligations”) of Debtor to Secured Party arising under (i) that certain Promissory Note dated                              (the Note”), made and delivered by Debtor pursuant to the terms and provisions set forth in that certain Master Investment Agreement between Secured Party and CareView Communications, Inc., a Nevada corporation, dated as of November 16, 2009 (the “Master Investment Agreement”) and (ii) any substitution, amendment or replacement of the Note, including with out limitation the Restated Project Note as that term is defined in the Master Investment Agreement.

4. Collateral. The Collateral shall be all of the following now owned or hereafter acquired by Debtor: equipment, fixtures, inventory (including all goods held for sale, lease or demonstration or to be furnished under contracts of service, goods leased to others, trade-ins and repossessions, raw materials, work in process and materials or supplies used or consumed in Debtor’s business), documents relating to inventory, general intangibles, contract rights, licenses, chattel paper and instruments, and all additions and accessions to, all spare and repair parts, special tools, equipment, and replacements for, all returned or repossessed goods the sale of which give rise to, and all proceeds and products of the foregoing, wherever located. Included within the foregoing definition of “Collateral” is a certain Service Agreement dated          [insert date of Project Hospital Contract here] between CareView Communications, Inc. and                      [insert name of Project Hospital here] assigned to Debtor pursuant to the Master Investment Agreement and the Limited Intellectual Property License Agreement License between CareView Communications, Inc. and Debtor dated                              [insert date of License here].

5. Debtor’s Warranties. Debtor warrants that while any of the Obligations remain unpaid:

a. Debtor owns the Collateral free of all encumbrances and security interests, except Secured Parties’ security interest; and

b. The execution and delivery of this Security Agreement, and the grant by debtor of a security interest in the Collateral, will not violate or constitute a breach of any agreement or restriction to which Debtor is subject or a party.

6. Covenants. Debtor covenants that while any of the Obligations remains unpaid, Debtor agrees:

a. To pay expenses and, upon request, take any action reasonably deemed advisable by Secured Parties to establish, determine priority of, perfect, terminate and/or enforce Secured Parties’ interest in the Collateral or Secured Party’s rights under this Security Agreement;

b. To maintain the tangible Collateral in good condition; and

c. To insure the tangible Collateral against loss or damage in amounts that would cover the fair market value of such Collateral.

d. To keep the Collateral at                                  [insert the address of the Project Hospital here].

5. Cross Default And Acceleration. Debtor agrees that upon the occurrence of an event of default as set forth below, each and every one of Debtor’s Obligations shall accelerate and become immediately due and payable in full.

6. Default And Remedies

a. The occurrence of one or more of the following shall be deemed an event of default:

i. Debtor’s failure to perform any of the Obligations, provided such failure is not cured following written notice and within the period of time to cure such failure, as provided for in the agreement or instrument pursuant to which such Obligation arises, or if no cure period is given in such agreement or instrument, with thirty-five (35) days of the date on which written notice is received by Secured Parties from Debtor;

ii. Any disposition of any of the Collateral, other than in the ordinary course of Debtor’s business;

iii. Any breach by Debtor of its warranties, covenants or obligations under this Security Agreement which is not cured within thirty-five (35) days after written notice of such breach has been given by a Secured Party to Debtor.

b. Upon a default by Debtor, the Secured Parties shall have the remedies available to a secured party as provided for in the Uniform Commercial Code then in effect in the State of Wisconsin. With respect to such remedies:

i. Secured Party may require Debtor to assemble the Collateral and to make it available to Secured Party at any convenient place designated by Secured Party. Secured Party shall have given written notice, when required by law, upon sending such notice to any address of Debtor at least ten (10) calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral.

ii. Debtor shall reimburse any Secured Party for any expense incurred by such Secured Party in connection with the enforcement of his, her or its rights under this Security Agreement, including, without limitation, reasonable attorneys’ fees and legal expenses of disposing of the Collateral. After deduction of expenses, Secured Partiy shall apply the proceeds of the disposition to the Obligations arising under the Note.

7. Secured Party’s Authority To File Financing Statements. Debtor hereby authorizes Secured Party to file any financing statements evidencing this Security Agreement and/or the Secured Party’s rights under this Security Agreement.

8. Reference To Master Investment Agreement. This Security Agreement is granted in accordance with the requirements of the Master Investment Agreement, and any notices required hereunder may be given in the manner that notices are to be given as provided for therein.

9. Persons Bound. This Security Agreement benefits the Secured Party, its successors and assigns, and binds Debtor and its respective, successors and assigns.

10. Severability. If any portion of this Security Agreement shall be invalid or void to any extent, the remainder of this Security Agreement shall not be affected and shall be enforceable to the greatest extent permitted by law.

13. Governing Law. This Security Agreement shall be governed by the laws of the State of Wisconsin without giving effect to its conflict of law provisions.

Dated                              , 2009.

Debtor:

, LLC, a Wisconsin limited liability company

By:	CareView Communications, Inc., a Nevada corporation, its Manager

By:
Its:

Secured Party:

Rockwell Holdings I, LLC, a Wisconsin limited liability company

By:
Matthew Bluhm, Manager

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